Exhibit 10.1
Share Transfer Agreement of Foshan Information Technology Co. Ltd.

This Agreement is hereby entered into by the following parties in Lishui, Nanhai District, Foshan City on April 23, 2010.

Transferor：Guangdong Wanzi Electron S&T Company Ltd.    （Party A）

Address： Shengli Industrial District, Lishui, Nanhai District, Foshan City, Guangdong Province, People’s Republic of China

Transferee：Li Xinghao        （Party B）
Address： No. 8 Xiyue, Shengping Avenue, Shengli Fenggang, Lishui, Nanhai District, Foshan City, Guangdong Province, People’s Republic of China

Through friendly negotiation and based on the principle of equality and mutual benefits, both parties reached the following agreement regarding the share transfer of Foshan Information Technology Co. Ltd.

Article 1.	Pricing and payment
1.
Party A agrees to transfer 30% stockholder's rights, altogether ¥990,000 of equity capital contributions, of Foshan Information Technology Co., Ltd., to Party B for the consideration of ¥1,710,000. Party B agrees to buy the above equity interest at the stated price.

2.	Party B agrees to pay for the above equity interest with one-time cash transfer within 15 days after this agreement is signed.

Article 2.	Warranties
1.
Party A hereby warrants to Party B that Party A has free-hold and complete rights and titles in the shares to be transferred and the rights to dispose the same, and the subject shares are free from any lien, pledge or claims. Otherwise, all responsibility caused thereafter shall be undertaken by Party A.

2.	The rights and obligations of Party A in Foshan Information Technology Co. Ltd. shall be transferred to Party B with the transfer of the equity interest.
3.
Party B shall fulfill its obligations hereunder, does not and will not violate any applicable laws, regulations, decrees, notice or rules or the company by-laws applicable to it or any other material agreement to which it is a party or by which it is bound.

Article 3.	Related interests
After the share transfer is approved and completed by the State Administration for Industry & Commerce, Party B will become the shareholder of Foshan Information Technology Co. Ltd., and will share the profit and loss of Foshan Information Technology Co., Ltd. based on the proportion of stockholder’s rights and the terms stated in Memorandum and Article of Foshan Information Technology Co., Ltd.

Article 4.	Expenses
The related expenses regarding the transfer of stockholder’s rights shall be shared by Party A and Party B.

Article 5.	Modification and termination of the contract
Any modification and termination of the contract shall come into effect after agreed in writing by party A and B. The contract could be modified or terminated for any of the following circumstances.

1.  Due to majeure force or any party fails but not at fault, the agreement is unable to be fulfilled.
2.  Any party is unable to continue to execute the contract.
3.  Default by one party or two, which seriously affects the economic interests of the observant, the execution of the contract shall be unnecessary.
4.  Any modification shall be enforced after both parties reach agreement.
Article 6.	Dispute
Any dispute arisen from or in connection with the contract shall be settled through friendly negotiation, if it fails, it shall be submitted to the local People’s Court where the agreement is signed.

Article 7.	Effect of contract
This agreement shall come into effect after the signature by both parties.

Article 8.	Other matters
The agreement shall have four copies of same form; Party A shall hold one copy and Party B shall hold one copy. One copy shall be submitted to the local branch of the State Administration for the Industrial & Commercial, and another copy shall be kept by Foshan Information Technology Co. Ltd. Each copy shall have same legal effect.

Party A (Stamp):                        Party B (Stamp):

Representative (Sign):

Date: April 23, 2010                     Date: April 23, 2010